Exhibit 99.1

JAKKS Pacific® Reports Second Quarter Results for 2012

Declares Cash Dividend for Third Quarter 2012

MALIBU, Calif.--(BUSINESS WIRE)--July 17, 2012--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s second quarter ended June 30, 2012.

Net sales for the second quarter of 2012 were $145.4 million, up from $131.9 million reported in the comparable period in 2011. Reported net income for the second quarter was $0.2 million, or $0.01 per diluted share, which includes $1.7 million of pre-tax charges, or $0.05 per diluted share, related to financial and legal advisory fees and expenses associated with the unsolicited indication of interest and activist shareholder activities. This compares to net income of $4.2 million, or $0.16 per diluted share, reported in the comparable period in 2011, which included $0.9 million, or $0.02 per diluted share, of financial and legal advisory fees and expenses. Excluding the legal and financial advising fees, second quarter earnings would have totaled $1.6 million, or $0.06 per diluted share, compared to $4.9 million, or $0.18 per diluted share, in 2011. The Company agreed to modify the payment terms of the THQ settlement agreement resulting in a deferral of $2.0 million of income, or $0.06 per diluted share, from the second quarter to $1.0 million, or $0.03 per diluted share, to each of the third and fourth quarters of 2012.

Net sales for the six months ending June 30, 2012, were $218.8 million compared to $204.3 million in 2011. The net loss reported for the six month period was $15.8 million, or $0.61 per diluted share, which included $3.1 million of pre-tax charges, or $0.09 per diluted share, of financial and legal advisory fees and expenses. This compares to a net loss for the first six months of 2011 of $6.3 million, or $0.23 per diluted share which included $1.2 million, or $0.03 per diluted share, of financial and legal advisory fees and expenses. Excluding the financial and legal advisory fees and expenses, the six month loss would have totaled $13.5 million, or $0.52 per diluted share, compared to a loss of $5.6 million, or $0.20 per diluted share, in 2011. The first six months of 2012 was impacted by the deferral of the THQ income as noted above.

“We are pleased with the sales growth in the second quarter and year to date, and we are on track to meet our guidance ranges for the full year,” commented Stephen Berman, President and CEO, JAKKS Pacific. “Highlights of our second quarter include the expansion of the Monsuno toys in the US and the launch internationally of the animated series and related toy products, which has met the Company’s expectations to date, and our Winx Club dolls and Big Wheel line launched at select major retailers, both of which are already showing strong momentum. Our outlook for the third quarter remains optimistic with contributions from a broad range of products including our growing pool of owned content.”

As of June 30, 2012, the Company’s working capital was $353.5 million, including cash and equivalents and marketable securities of $221.6 million, compared to working capital of $372.8 million including cash and equivalents and marketable securities of $247.1 million as of June 30, 2011.

The Company recently completed a self-tender offer on July 5, 2012 for the repurchase of 4.0 million shares of its common stock at $20 per share for a total of $80.0 million, excluding offering costs of $0.6 million.

2012 Guidance & Dividend

For 2012, the Company continues to expect an increase in net sales of 6.2% to 7.4% to approximately $720 million to $728 million, with revised diluted earnings per share in the range of approximately $1.04 to $1.08, giving effect to the repurchase of common stock pursuant to the self-tender and the related anticipated financing costs and excluding the financial and legal advisory fees. The Company’s previous guidance for diluted earnings per share was in the range of $1.01 to $1.07, excluding the financial and legal advisory fees.

The JAKKS Board of Directors has declared a regular quarterly cash dividend of $0.10 per common share payable on October 1, 2012, to shareholders of record at the close of business on September 14, 2012.

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call today, July 17, 2012, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:00 a.m. ET on July 17 through August 17, 2012. The playback can be accessed by calling 888-286-8010, or 617-801-6888 for international callers, pass code 73323443.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children’s toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots®, Disguise® and Moose Mountain®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. JAKKS’ Monsuno™ toy line is based on the new Monsuno™ animated television series. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS’ products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on many factors, including, but not limited to, JAKKS’ earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2012 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2012	2011
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$221,648	$257,258
Marketable securities	216	214
Accounts receivable, net	121,597	103,637
Inventory, net	60,798	47,019
Income taxes receivable	24,008	24,166
Deferred income taxes	34,836	34,505
Prepaid expenses and other current assets	32,959	30,686
Total current assets	496,062	497,485

Property and equipment	88,413	81,399
Less accumulated depreciation and amortization	69,621	65,213
Property and equipment, net	18,792	16,186

Goodwill	24,725	24,015
Trademarks & other assets, net	25,945	27,731
Deferred income taxes	47,102	47,081
Investment in joint venture	3,295	2,736
Total assets	$615,921	$615,234

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$108,639	$77,210
Reserve for sales returns and allowances	26,007	43,440
Income taxes payable	7,886	2,183
Total current liabilities	142,532	122,833

Long term debt	93,552	92,188
Other liabilities	1,831	1,630
Income taxes payable	4,550	4,992
Total liabilities	242,465	221,643

Stockholders' equity:
Common stock, $.001 par value	26	26
Additional paid-in capital	275,336	274,532
Retained earnings	102,202	123,174
Accumulated other comprehensive income (loss)	(4,108)	(4,141)
Total stockholders' equity	373,456	393,591
Total liabilities and stockholders' equity	$615,921	$615,234

JAKKS Pacific, Inc. and Subsidiaries
Second Quarter Earnings Announcement, 2012
Condensed Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$145,359	$131,930	$218,764	$204,253
Less cost of sales
Cost of goods	78,472	70,552	118,717	110,371
Royalty expense	17,449	14,070	25,794	20,936
Amortization of tools and molds	2,545	2,216	3,794	3,583
Cost of sales	98,466	86,838	148,305	134,890
Gross profit	46,893	45,092	70,459	69,363
Direct selling expenses	9,795	9,646	19,285	17,811
Selling, general and administrative expenses	34,877	30,595	67,307	59,841
Depreciation and amortization	2,114	2,853	3,170	4,503
Income (loss) from operations	107	1,998	(19,303)	(12,792)
Other income (expense):
Income from video game joint venture	2,000	6,000	2,000	6,000
Equity in net income (loss) of joint venture	(98)	(8)	(44)	1
Interest income	314	122	513	227
Interest expense, net of benefit	(2,035)	(2,025)	(4,070)	(4,065)
Income (loss) before provision (benefit) for income taxes	288	6,087	(20,904)	(10,629)
Provision (benefit) for income taxes	74	1,847	(5,118)	(4,294)
Net income (loss)	$214	$4,240	$(15,786)	$(6,335)
Earnings (loss) per share	$0.01	$0.16	$(0.61)	$(0.23)
Shares used in earnings (loss) per share	25,870	27,096	25,766	27,095

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
Anne-Marie Feliciano, 310-455-6235